Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS IMPROVED FIRST QUARTER RESULTS

Net income from continuing operations increased more than 7%

TAMPA, April 25, 2006 — TECO Energy, Inc. (NYSE:TE) today reported first quarter net income of $55.2 million or $0.27 per share, compared to $32.7 million or $0.16 per share in the first quarter of 2005.

First quarter net income and earnings per share from continuing operations were $55.2 million and $0.27, respectively, compared to $51.5 million and $0.25 per share in the same period in 2005.

TECO Energy Chairman and CEO Sherrill Hudson said, “We’re pleased to report improved first quarter results despite the mild weather and high oil prices. Our Florida utilities continue to benefit from the state’s strong economy and steady growth. The markets for TECO Coal and TECO Transport remain very strong, with good prices and high demand, and we expect good results from those businesses this year.”

Hudson went on to add, “TECO Transport has essentially completed the repairs at the terminal in Louisiana, and operations there are back to normal. I can’t say enough about how proud I am of the team members across all of our businesses for their contributions to the completion of this monumental task under very difficult conditions.”

Non-GAAP Results

First quarter 2006 non-GAAP results from continuing operations, which exclude the effects of hurricane repair and restoration costs at TECO Transport, were $57.9 million, compared to $51.5 million in 2005.

For a reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information, please see the Non-GAAP Presentation section later in this release.

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Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains for the periods shown.

Segment Information

(in millions)	Three Months Ended Mar. 31		Twelve Months Ended Mar. 31
	2006	2005	2006	2005
Net Income (loss)
Tampa Electric	$22.5	$22.0	$147.6	$144.2
Peoples Gas System	12.5	12.8	29.3	27.7
TECO Coal	24.7	27.5	112.6	73.5
TECO Transport	5.2	4.1	21.3	13.2
TECO Guatemala	8.6	11.5	37.5	6.0
TWG Merchant(1)	—	(5.7)	(8.8)	(524.3)
Parent/other	(18.3)	(20.7)	(124.8)	(76.1)

Net income (loss) from continuing operations	55.2	51.5	214.7	(335.8)
Discontinued operations	—	(18.8)	82.3	(186.0)

Total net income (loss)	$55.2	$32.7	$297.0	$(521.8)

(1)	Effective with first quarter 2006 results, only historical data is presented for TWG Merchant as all merchant assets have been divested with the exception of the McAdams Power Station site.

Operating Company Results:

Tampa Electric

Tampa Electric’s retail energy sales decreased slightly in the first quarter, as strong customer growth was more than offset by mild weather. Total heating and cooling degree-days for the Tampa area in the first quarter were 17% below normal and 2% below 2005 levels.

Net income for the first quarter was $22.5 million, compared with $22.0 million for the same period in 2005. Results for the quarter reflect 3.0% average customer growth, a $1.4 million higher net income benefit for off-system energy sales than the same period in 2005, and a $1.4 million after-tax benefit for the wholesale component of the sale of sulfur dioxide (SO2) emissions credits, which does not flow through the Environmental Cost Recovery Clause. Non-fuel operations and maintenance expense increased as expected, primarily due to higher employee related costs and from additional spending on system reliability and coal-fired unit performance improvements. Interest expense increased due to higher short-term debt balances.

Peoples Gas

Peoples Gas reported net income of $12.5 million for the quarter, compared to $12.8 million in the same period in 2005. Quarterly results reflected average customer growth of 3.5% and strong off-system sales, offset by lower volumes for commercial customers and increased non-fuel operations and maintenance costs primarily related to additional personnel associated with new line location and customer service enhancements. Statewide heating degree-days for the quarter were significantly below normal and 2005. Results in 2006 also included $0.5 million from the small remaining energy services operating companies, which provide marketing, sales support and gas management services, and are not included in the 2005 results.

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TECO Coal

TECO Coal achieved first quarter net income of $24.7 million on total sales of 2.5 million tons, including synfuel, compared to $27.5 million on sales of 2.3 million tons in the same period in 2005. First quarter tonnage included 1.5 million tons of synthetic fuel sales, compared to 1.6 million tons in the 2005 period. Compared to the first quarter in 2005, results reflect a 20% higher average net selling price per ton, which excludes transportation allowances. In addition to strong markets, premiums for quality and sulfur content contributed to the higher selling prices. Sales volumes increased over the same period in 2005 due to a new high-wall miner project entering service in the third quarter of 2005.

Results for the quarter included a $14 million after-tax, or $0.07 per share, reduction in the earnings benefits from the sale of the ownership interests in the synfuel production facilities due to oil prices which were above the threshold level for the initial phase-out of the tax credits from synthetic fuel. The initial phase-out level for 2006 is estimated to be $61/Bbl on a NYMEX basis. The average of the NYMEX-settled price for the quarter and the futures prices for the remainder of the year was approximately $67 per barrel, which results in about a 40% reduction in the earnings and cash benefits from synfuel for the quarter. Final calculations of any reductions in benefits will not be made until the end of the year when final oil prices are known. Changes in oil prices may cause quarterly adjustments to results, either positive or negative, depending on oil futures prices at the end of each quarter.

Partially offsetting the reduction in synfuel benefits was a $2.7 million after-tax benefit from the true-up in the first quarter of 2006 of the 2005 synfuel tax credit rate. The 2005 tax credit was adjusted to reflect $1.17 per million Btu on an actual basis versus the estimated $1.15 per million Btu used in 2005. The final value of the tax credit is calculated and adjusted annually, normally in the first quarter of the subsequent year, upon release of final data by the IRS. First quarter results also included a $1.7 million after-tax mark-to-market gain on the $20 million of hedges previously placed to protect the company’s synfuel benefits against rising oil prices.

Compared to 2005 full-year cash cost of production, the first quarter production costs increased 7%, and are expected to average 3% to 5% higher for the full year 2006 compared to 2005. Higher production costs reflect increased contract miner costs and continued higher fuel prices, which affect the cost of diesel fuel and explosives. Due to the timing of certain cost increases in 2005, primarily contract miner costs, the quarter-over-quarter cost comparisons are not reflective of full-year expectations.

TECO Transport

TECO Transport recorded first quarter 2006 net income of $5.2 million, compared to $4.1 million in the same period in 2005. TECO Transport’s first quarter 2006 non-GAAP results were $7.9 million, excluding the $2.7 million after-tax direct costs associated with the restoration and recovery efforts for remaining damage from Hurricane Katrina at TECO Bulk Terminal and barge repairs at TECO Barge Line (see the Results Reconciliation table). Results in 2006 reflect higher river barge rates and lower operating costs, partially offset by higher fuel costs and lower third-party volumes at the terminal in Louisiana. Results also reflect the qualification of three oceangoing vessels for the

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benefits of tax law changes under the Jobs Creation Act, compared to no benefits recorded in the first quarter of 2005. The tax law change keeps U.S. flag vessels competitive with non-U.S. flag vessels by reducing taxes on income earned by U.S. flag vessels engaged in full-time international trade

The final major repairs to damage from Hurricane Katrina at TECO Bulk Terminal were completed in mid-April 2006. Any remaining repair and restoration costs and an insurance recovery related to TECO Barge Line hurricane damage are expected to be recorded in the second quarter of 2006.

TECO Guatemala

TECO Guatemala reported first quarter net income of $8.6 million in 2006, compared to $11.5 million in the 2005 period. The 2006 results reflect customer growth and higher energy sales at EEGSA, which were more than offset by higher tax rates compared to 2005. Results in 2005 included the one-year benefit of the 5% tax rate on dividends under the Jobs Creation Act while 2006 reflects the normal tax rate.

Parent / Other

The cost for Parent/other in the first quarter was $18.3 million, compared to a cost of $20.7 million in the same period in 2005. Total parent interest expense declined $8.8 million in the first quarter of 2006 due to the debt redemption and refinancing actions initiated in mid 2005, including the retirement of $100 million of the 8.5% trust preferred securities in December 2005 and the retirement of the $380 million of 10.5% notes in June 2005. This was offset, in part, by no longer allocating interest to TWG Merchant.

Discontinued Operations

Discontinued operations were break-even for the 2006 first quarter, compared to a net loss of $18.8 million in the same period of 2005. Results from discontinued operations in 2005 included the operating results from the Union and Gila River power stations through the end of May 2005, and the results for the Commonwealth Chesapeake Power Station until its sale in April 2005.

Cash and Liquidity

TECO Energy’s consolidated cash and cash equivalents, excluding all restricted cash, totaled $393.5 million at Mar. 31, 2006. Restricted cash of $37.2 million includes $30.0 million held in escrow until the end of 2007 related to the sale of a 49% interest in the synthetic coal production facilities. As of Mar. 31, 2006, unconsolidated affiliates owned by TECO Guatemala, CGESJ (San José) and TCAE (Alborada), had unrestricted cash balances of $12.0 million and restricted cash of $8.9 million.

In addition, at Mar. 31, 2006, aggregate availability under bank credit facilities was $510.6 million, net of letters of credit of $14.4 million outstanding under these facilities and $150 million drawn on Tampa Electric Company’s credit facilities. At the end of the quarter, total liquidity, including cash plus credit facilities, was $904.1 million, which included $335.4 million at Tampa Electric Company, consisting of $325.0 million of undrawn credit facilities and $10.4 million of cash.

TECO Energy parent had total liquidity of $535.8 million at Mar. 31, 2006, consisting of $350.2 million of cash and availability of $185.6 million under its credit facility.

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2006 Earnings Outlook

TECO Energy is maintaining its January 2006 estimate for 2006 per share results from continuing operations to be in a range of $1.25 to $1.35 excluding any reduction in proceeds from the sale of synfuel ownership interests due to oil prices above the estimated $61 per barrel threshold level that would reduce the value of the synfuel tax credits (see the TECO Coal discussion). This estimate also excludes charges and gains that might occur and be treated as non-GAAP items, such as Hurricane Katrina restoration costs and insurance recoveries at TECO Transport. These forecasted results are based on the company’s first quarter actual results and current expectations and assumptions for the year, including normal weather at the Florida utilities for the remainder of the year and continued strong market conditions for TECO Transport, which are subject to risks and uncertainties. First quarter results included several positive factors that are not expected to recur throughout the year including the true-up of 2005 synfuel tax credits to reflect the actual inflation rate and the benefits from the sale of emissions credits at Tampa Electric.

Average NYMEX futures prices for oil for the remainder of calendar year 2006 are currently approximately $72 per barrel. Oil prices at these levels for the remainder of the year, combined with the year-to-date settled prices, would result in a full-year average price of almost $70 per barrel, which would reduce 2006 earnings by approximately $0.35 per share and cash proceeds by approximately $130 million. TECO Coal has produced synfuel through April and expects to produce synfuel in May, but continued production or curtailment of production in future months will be reviewed monthly based on oil price expectations.

Non-GAAP Presentation

The “Results Reconciliation” table below presents non-GAAP financial results after elimination of the effects of certain identified gains and charges in the 2006 and 2005 quarterly and full-year periods. Management believes that the presentation of this non-GAAP financial performance provides investors a measure that reflects the company’s operations under its business strategy, which is focused on its five core businesses. Management also believes that it is helpful to present a non-GAAP measure of performance that clearly reflects the ongoing operations of TECO Energy’s business and which allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the Board of Directors use this non-GAAP presentation as a yardstick for measuring the company’s performance, in making decisions that are dependent upon the profitability of the company’s various operating units and in determining levels of incentive compensation.

The non-GAAP measure of financial performance used by the company is not a measure of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

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Results Reconciliation

(in millions)	3-months ended Mar. 31		12-months ended Mar. 31
	2006	2005	2006	2005
GAAP net income (loss)	$55.2	$32.7	$297.0	$(521.8)

Exclude discontinued operations(1)	—	(18.8)	82.3	(186.0)

GAAP net income (loss) from continuing operations	$55.2	$51.5	$214.7	$(335.8)

Add TECO Transport hurricane costs	2.7	—	15.4	—
Add TECO Transport hurricane insurance recovery	—	—	(13.7)	—
Add parent debt extinguishment(2)	—	—	46.7	(0.5)
Add TIE write-off	—	—	—	99.0
Add Guatemalan debt extinguishment	—	—	—	6.7
Add tax on Guatemalan cash repatriation	—	—	—	17.4
Add TECO Transport valuation adjustment	—	—	—	(0.2)
Add unutilized tax credits	—	—	—	(7.0)
Add Dell & McAdams valuation adjustment and gain on sale, net	—	—	(1.9)	381.7
Add corporate restructuring costs	—	—	—	6.5
Add steam turbine write-offs	—	—	—	12.8
Add gain on propane business sale	—	—	—	(1.4)

Total charges and gains	2.7	—	46.5	515.0

Non-GAAP results from continuing operations (3)	$57.9	$51.5	$261.2	$179.2

(1)	Discontinued operations for the 2005 periods, included the losses associated with operations of the Union, Gila River, Commonwealth Chesapeake and Frontera power stations, and the energy services companies. The 12-months ended 2006 results reflected primarily the gain on the final transfer of the Union and Gila River power stations.
(2)	Includes the second quarter 2005 redemption premium and unamortized debt issuance costs associated with the June 2005 redemption of the 10.5% notes due in 2007 and the fourth quarter 2005 write-off of unamortized debt issuance costs associated with the December 2005 redemption of $100 million of 8.5% trust preferred securities. The 12-months ended 2005 results include the benefits from the early exchange of the 9.5% adjustable conversion-rate equity security units.
(3)	A non-GAAP financial measure is a numerical measure that includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable GAAP measure (see the Non-GAAP presentation section).

Webcast

As previously announced, TECO Energy will host a Webcast with the investment community on its first quarter results at 5:00 PM Eastern time, Tuesday, April 25, 2006. The Webcast can be accessed by following the link on TECO Energy’s Website: www.tecoenergy.com. The Webcast and accompanying slides will be available for replay for 30 days through the Web site, beginning approximately two hours after the conclusion of the live event.

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TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with regulated utility businesses, complemented by a family of unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and electric generation and distribution in Guatemala.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release. Additional factors that could impact actual results include: unforeseen regulatory actions by federal, state or local authorities that could impact operations; any adverse outcome in the previously disclosed litigation; any additional debt extinguishment costs or premiums associated with the early retirement of TECO Energy debt; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; oil prices in excess of the annual reference price, which would reduce or eliminate synfuel tax credits and reduce or eliminate the earnings and cash flow from the sale of membership interests in the synfuel production facilities at TECO Coal; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions in Tampa Electric’s service area affecting energy sales; economic conditions, both national and international, affecting the demand for TECO Transport’s waterborne transportation services; weather variations affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions; commodity price changes affecting the margins at TECO Coal or natural gas demand at Peoples Gas; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; changes in electric tariffs or contract terms affecting TECO Guatemala’s operations; and TECO Coal’s ability to successfully operate its synthetic fuel production facilities in a manner qualifying for the federal income tax credits, which could be impacted by changes in law, regulation or administration. Additional information is contained under “Risk Factors” in TECO Energy Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2005.

Contact:	News Media: Laura Plumb – (813) 228-1572 Investor Relations: Mark Kane – (813) 228-1772 Internet: http://www.tecoenergy.com

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Summary Information as of March 31, 2006

	Three Months Ended		Twelve Months Ended
(millions except per share amounts)	2006	2005	2006	2005
Revenues	$836.4	$684.7	$3,161.8	$2,708.0

Net income (loss) from continuing operations	$55.2	$51.5	$214.7	$(335.8)
Net income (loss) from discontinued operations	—	(18.8)	82.3	(186.0)

Net income (loss)	$55.2	$32.7	$297.0	$(521.8)

Earnings (loss) per share from continuing operations – basic	$0.27	$0.25	$1.03	$(1.70)
Earnings (loss) per share from discontinued operations – basic	—	(0.09)	0.40	(0.95)

Earnings (loss) per share – basic	$0.27	$0.16	$1.43	$(2.65)

Earnings (loss) per share – diluted	$0.26	$0.16	$1.42	$(2.65)
Average common shares outstanding – basic	207.5	205.1	207.1	197.0
Average common shares outstanding – diluted	208.7	206.0	208.4	197.0

MARCH 2006

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission.

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended March 31,		Twelve Months Ended March 31,
(millions except share data)	2006	2005	2006	2005
Revenues
Regulated electric and gas	$642.5	$522.1	$2,414.2	$2,135.0
Unregulated	193.9	162.6	747.6	573.0

Total revenues	836.4	684.7	3,161.8	2,708.0

Expenses
Regulated operations
Fuel	182.8	114.6	529.3	530.5
Purchased power	34.5	40.9	263.3	184.1
Cost of natural gas sold	122.8	83.5	389.6	250.8
Other	71.6	61.0	280.9	254.0
Other operations	166.4	145.6	674.5	602.1
Maintenance	45.0	39.0	174.3	143.3
Depreciation	70.3	70.1	282.4	277.2
Asset impairment	0.0	0.0	3.2	630.2
Restructuring charges	0.0	0.0	0.0	1.1
Taxes, other than income	56.8	50.1	201.3	186.9

Total expenses	750.2	604.8	2,798.8	3,060.2

Income from operations	86.2	79.9	363.0	(352.2)

Other income (expense)
Allowance for other funds used during construction	0.2	0.0	0.2	0.0
Other income	24.0	37.1	158.4	133.5
Gain (loss) on debt extinguishment	0.0	0.0	(74.2)	(4.4)
Impairment on TIE investment	0.0	0.0	0.0	(152.3)
Income from equity investment	14.6	15.2	59.8	44.4

Total other income	38.8	52.3	144.2	21.2

Interest charges
Interest expense	69.1	75.5	282.3	311.2
Allowance for borrowed funds used during construction	(0.1)	0.0	(0.1)	0.0

Total interest charges	69.0	75.5	282.2	311.2

Income before provision for income taxes	56.0	56.7	225.0	(642.2)
Provision for income taxes	22.7	27.8	96.8	(227.5)

Income from Continuing Operations before minority interests	33.3	28.9	128.2	(414.7)
Minority Interests	21.9	22.6	86.5	78.9

Income (loss) from Continuing Operations	55.2	51.5	214.7	(335.8)

Discontinued operations
Income from Discontinued Operations	0.0	(29.9)	118.1	(279.0)
Income Tax Benefit-Discontinued Operations	0.0	(11.1)	35.8	(93.0)

Total discontinued operations	0.0	(18.8)	82.3	(186.0)

Income before cumulative effect of a change in acct principle	55.2	32.7	297.0	(521.8)
Cumulative effect of a change in accounting principle	0.0	0.0	0.0	0.0

Net income (loss)	$55.2	$32.7	$297.0	$(521.8)

Average common shares outstanding (millions)	207.5	205.1	207.2	197.0

Earnings per average common share outstanding:
Earnings per share from continuing operations — basic	0.27	0.25	1.03	(1.70)
Earnings per share from continuing operations — diluted	0.26	0.25	1.03	(1.70)

Earnings per share — basic	0.27	0.16	1.43	(2.65)
Earnings per share — diluted	0.26	0.16	1.42	(2.65)

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

(millions)	March 31, 2006	Dec. 31, 2005
Assets
Current assets
Cash and cash equivalents	$393.5	$345.7
Restricted cash	37.2	37.6
Receivables	323.4	323.3
Inventories at average cost	0.0	0.0
Fuel	79.8	84.9
Materials and supplies	69.5	68.9
Current derivative asset	10.2	64.0
Income tax receivables	9.8	11.1
Deferred tax asset - current	0.0	0.0
Prepayments and other current assets	20.8	40.4
Regulatory assets - current	247.0	296.3
Assets held for sale	0.0	0.0

Total current assets	1,191.2	1,272.2

Property, plant and equipment
Utility plant in service
Electric	4,933.2	4,892.3
Gas	845.3	839.5
Construction work in process	212.5	200.0
Other property	822.8	822.7

Property plant and equipment at original cost	6,813.8	6,754.5
Accumulated depreciation	(2,229.5)	(2,187.6)

Total property, plant and equipment (net)	4,584.3	4,566.9

Other assets
Deferred income taxes	748.1	735.7
Other investments	8.0	8.0
Regulatory assets	99.9	101.1
Investment in unconsolidated affiliates	287.2	297.1
Goodwill	59.3	59.4
Long-term derivative asset	1.9	4.9
Deferred charges and other assets	111.9	116.8
Assets held for sale	8.0	8.0

Total other assets	1,324.3	1,331.0

Total assets	$7,099.8	$7,170.1

Liabilities and capital
Current liabilities
Long-term debt due within one year
Recourse	$5.9	$5.9
Non-recourse	1.3	1.3
Notes payable	150.0	215.0
Accounts payable	262.7	354.7
Dividends payable	0.0	0.0
Other current liabilities	0.0	0.0
Customer deposits	118.5	115.2
Current derivative liability	19.4	0.3
Interest accrued	81.8	50.0
Taxes accrued	50.1	34.9
Deferred tax liability	0.0	0.0
Regulatory liabilities - current	133.4	146.8
Liabilities associated with assets held for sale	1.8	1.8

Total current liabilities	824.9	925.9

Other liabilities
Deferred income taxes	0.0	0.0
Investment tax credit	16.6	17.3
Regulatory liabilities	547.7	543.1
Long-term derivative liability	0.0	0.0
Deferred credits and other liabilities	385.5	382.9
Liabilities associated with assets held for sale	0.0	0.0
Long-term debt, less amount due within one year
Recourse	3,519.9	3,519.8
Non-recourse	10.4	11.7
Junior subordinated debt	177.7	177.7
Minority interest	0.0	0.0

Total other liabilities	4,657.8	4,652.5

Total Liabilities	5,482.7	5,578.4
Capital
Common equity	208.3	208.2
Paid in capital	1,487.5	1,527.0
Retained earnings	(28.0)	(83.1)
Accumulated other comprehensive income	(50.7)	(51.1)

Common equity	1,617.1	1,601.0
Unearned compensation	0.0	(9.3)

Total capital	1,617.1	1,591.7

Total liabilities and capital	$7,099.8	$7,170.1

Book Value Per Share	$7.76	$7.69

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended March 31,		Twelve Months Ended March 31,
(millions)	2006	2005	2006	2005
Cash flows from operating activities
Net income	$55.2	$32.7	$297.0	$(521.8)

Adjustments to reconcile net income to net cash:
Depreciation	70.3	70.1	282.4	287.6
Deferred income taxes	21.7	11.4	121.0	(356.8)
Investment tax credit, net	(0.7)	(0.7)	(2.7)	(2.8)
Allowance for funds used during construction	(0.3)	—	(0.3)	—
Non-cash stock compensation	2.7	0.8	7.4	10.8
Gain on asset sales, pretax	(16.3)	(32.6)	(245.2)	(80.6)
Non-cash debt extinguishment, pretax	—	—	19.8	(28.2)
Equity in earnings of unconsolidated affiliates	9.9	1.8	(27.7)	(78.9)
Minority interest	(21.9)	(22.6)	(86.5)	870.0
Asset impairment, pretax	—	—	3.2	16.6
Goodwill impairment and intangible asset impairment, pretax	—	—	—	—
Contingent arbitration reserve, pretax	—	—	—	(5.6)
Deferred recovery clause	78.7	3.0	(78.6)	(3.3)
Receivables, less allowance for uncollectibles	(2.9)	(11.2)	(48.4)	(18.9)
Inventories	4.6	(21.5)	(11.9)	8.0
Prepayments and other current assets	19.1	1.3	8.4	(1.3)
Taxes accrued	16.5	5.0	(5.9)	(11.4)
Interest accrued	31.8	49.7	(0.5)	60.7
Accounts payable	(92.5)	25.2	1.3	36.5
Other	13.4	(14.0)	32.0	4.8

	189.3	98.4	264.8	185.4

Cash flows from investing activities
Capital expenditures	(78.2)	(62.5)	(311.0)	(276.1)
Allowance for funds used during construction	0.3	—	0.3	—
Net proceeds from sale of assets	17.9	29.0	299.0	268.8
Net proceeds from sale of business	—	—	—	—
Cash paid on disposition of business	—	—	(31.8)	—
Net cash reduction from deconsolidation	—	—	—	—
Restricted cash	0.4	24.3	23.7	(5.1)
Investment in unconsolidated affiliates	—	—	2.8	48.4
Other non-current investments	—	4.2	(0.1)	20.5

	(59.6)	(5.0)	(17.1)	56.5

Cash flows from financing activities
Dividends	(39.6)	(39.3)	(158.0)	(148.8)
Common stock	1.6	184.3	13.7	189.8
Proceeds from long-term debt	83.4	1.1	394.1	1.1
Minority interest	24.9	21.9	86.1	76.1
Restricted cash	—	—	—	—
Repayment of long-term debt	(87.2)	(8.5)	(572.7)	(153.1)
Early exchange of equity units	—	—	—	(17.7)
Net increase (decrease) in short-term debt	(65.0)	(35.0)	70.0	30.0
Equity contract adjustment payments	—	(2.0)	—	(14.3)

	(81.9)	122.5	(166.8)	(36.9)

Net increase (decrease) in cash and cash equivalents	47.8	215.9	80.9	205.0
Cash and cash equivalents at beginning of period	345.7	96.7	312.6	107.6

Cash and cash equivalents at end of period	$393.5	$312.6	$393.5	$312.6

TECO ENERGY, Inc.

SEGMENT INFORMATION (Unaudited)

(millions)		Tampa Electric	Peoples Gas (7)	TECO Coal		TECO Transport	TECO Guatemala	TWG Merchant		Other & Eliminations		TECO Energy
Three months ended Mar. 31,
2006	Revenues - outsiders	$456.3	$186.2	$140.1		$51.7	$2.1	$—		$—		$836.4
	Sales to affiliates	0.6	—	—		23.6	—	—		(24.2)		—

	Total revenues	456.9	186.2	140.1		75.3	2.1	—		(24.2)		836.4
	Equity Earnings in Unconsolidated Affiliates	—	—	—		0.1	14.5	—		—		14.6
	Depreciation	46.4	9.0	9.1		5.5	0.2	—		0.1		70.3
	Restructuring costs	—	—	—		—	—	—		—		—
	Total Interest charges (including Alloc Interest) (1)	26.4	3.9	2.6		1.2	3.7	—		31.2		69.0
	Allocated interest expense (1)	—	—	2.4		(0.2)	3.6	—		(5.8)		—
	Provision (Benefit) for income taxes	13.0	7.9	9.7		0.9	1.2	—		(10.0)		22.7
	Net income (loss) from continuing operations	$22.5	$12.5	$24.7		$5.2 (5)	$8.6	$—		$(18.3)		$55.2

2005	Revenues - outsiders	$379.4	$142.7	$109.8		$47.0	$2.2	$0.3		$3.3		$684.7
	Sales to affiliates	0.7	—	—		20.4	—	—		(21.1)		—

	Total revenues	380.1	142.7	109.8		67.4	2.2	0.3		(17.8)		684.7
	Equity Earnings in Unconsolidated Affiliates	—	—	—		—	15.2	—		—		15.2
	Depreciation	46.6	8.7	9.0		5.4	0.2	0.1		0.1		70.1
	Restructuring costs	—	—	—		—	—	—		—		—
	Total Interest charges (including Alloc Interest) (1)	24.3	3.8	3.2		1.4	3.5	5.8		33.5		75.5
	Allocated interest expense (1)	—	—	3.1		—	3.4	5.8		(12.3)		—
	Provision (Benefit) for income taxes	13.4	8.0	19.1		2.3	(0.4)	(3.2)		(11.4)		27.8
	Net income (loss) from continuing operations	$22.0	$12.8	$27.5		$4.1	$11.5	$(5.7)		$(20.7)		$51.5

Twelve months ended Mar. 31,
2006	Revenues - outsiders	$1,821.2	$593.0	$535.4		$197.1	$7.5	$0.2		$7.4		$3,161.8
	Sales to affiliates	2.4	—	—		88.9	—	—		(91.3)		—

	Total revenues	1,823.6	593.0	535.4		286.0	7.5	0.2		(83.9)		3,161.8
	Equity Earnings in Unconsolidated Affiliates	—	—	—		(0.2)	57.2	—		2.8		59.8
	Depreciation	186.9	35.4	36.9		21.5	0.8	0.6		0.3		282.4
	Restructuring costs	—	—	—		—	—	—		—		—
	Total Interest charges (including Alloc Interest) (1)	100.4	15.2	12.8		4.9	16.1	4.7		128.1		282.2
	Allocated interest expense (1)	—	—	11.8		(0.8)	14.4	4.4		(29.8)		—
	Provision (Benefit) for income taxes	90.2	18.3	55.6		6.7	(0.3)	(7.7)		(66.0)		96.8
	Net income (loss) from continuing operations	$147.6	$29.3	$112.6		$21.3 (5)	$37.5	$(8.8	)(4)	$(124.8	)(2)	$214.7

2005	Revenues - outsiders	$1,692.9	$442.1	$358.7		$179.5	$11.5	$5.8		$17.5		$2,708.0
	Sales to affiliates	3.5	—	—		79.9	—	—		(83.4)		—

	Total revenues	1,696.4	442.1	358.7		259.4	11.5	5.8		(65.9)		2,708.0
	Equity Earnings in Unconsolidated Affiliates	—	—	—		0.5	60.8	(16.4)		(0.5)		44.4
	Depreciation	182.3	34.4	36.4		21.9	0.8	0.8		0.6		277.2
	Restructuring costs	—	0.7	—		—	—	0.4		—		1.1
	Total Interest charges (including Alloc Interest) (1)	95.2	15.1	12.1		5.0	14.4	43.1		126.3		311.2
	Allocated interest expense (1)	—	—	11.9		(0.8)	14.0	43.1		(69.3)		(1.1)
	Provision (Benefit) for income taxes	83.6	17.3	33.7		6.5	7.8	(308.0)		(68.4)		(227.5)
	Net income (loss) from continuing operations	$144.2	$27.7	$73.5	(6)	$13.2	$6.0 (3)	$(524.3	)(4)	$(76.1)		$(335.8)

(1)	Segment net income is reported on a basis that includes internally allocated financing costs. Allocated interest is included in Total interest charges.
(2)	Results for the 12 months ended Mar. 31, 2006 include $46.7 million after-tax of debt extinguishment charges at TECO Parent.
(3)	TECO Guatemala’s net income for the 12 months ended Mar. 31, 2005 include a $6.7 million after-tax charge related to the refinancing of the debt associated with the San Jose power station in Guatemala, $17.4 million for income taxes due to the repatriation of cash from Guatemala following the refinancing, and a $12.8 million after-tax charge for steam turbine impairments.
(4)	TWG Merchant’s results for the 12 months ended Mar. 31, 2006 included a net $1.9 million benefit related to the closing of the sale of the Dell Power Station. Results for the 12 months ended Mar. 31, 2005 include charges totaling $381.7 million for valuation adjustments for the Dell and McAdams power stations and a $99.0 million after-tax write-off of the investment in the Texas Independent Energy (TIE) project.
(5)	TECO Transport’s results for the 12 months ended Mar. 31, 2006 include a $5.6 million ($2.7 million in the 1st quarter of 2006) loss from direct storm costs, partially offset by a $4.0 million gain from insurance proceeds in the 4th quarter of 2005.
(6)	TECO Coal’s results for the 12 months ended Mar. 31, 2005 include a $7.0 million positive adjustment related to Synfuel tax credits that had been written-off in 2003’s fourth quarter.
(7)	Results for Peoples Gas in 2006 include the remaining operating Solutions companies.

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Sales -- Kilowatt-hours*
Three Months Ended March 31,	2006	2005	Percent Change	2006	2005	Percent Change
Residential	$204,611	$177,426	15.3	1,844,103	1,787,264	3.2
Commercial	133,373	114,129	16.9	1,393,620	1,357,479	2.7
Industrial — Phosphate	13,358	16,635	(19.7)	200,677	308,986	(35.1)
Industrial — Other	26,263	22,294	17.8	312,675	309,519	1.0
Other sales of electricity	36,687	31,596	16.1	370,116	360,937	2.5
Deferred and other revenues	(28,591)	(3,149)	—	—	—	—

	385,701	358,931	7.5	4,121,191	4,124,185	(0.1)
Sales for resale	20,485	11,450	78.9	261,180	173,429	50.6
Other operating revenue	9,925	9,648	2.9	—	—	—
SO2 Allowance Sales	40,763	—	—	—	—	—

	$456,874	$380,029	20.2	4,382,371	4,297,614	2.0

Average customers	648,799	629,682	3.0	—	—	—

Retail Output to Line				4,262,995	4,241,446	0.5

	Operating Revenues*			Sales -- Kilowatt-hours*
Twelve Months Ended March 31,	2006	2005	Percent Change	2006	2005	Percent Change
Residential	$865,287	$816,195	6.0	8,615,300	8,264,542	4.2
Commercial	535,685	507,312	5.6	6,270,123	6,030,807	4.0
Industrial — Phosphate	59,994	66,797	(10.2)	1,040,593	1,203,846	(13.6)
Industrial — Other	100,288	96,090	4.4	1,331,791	1,317,300	1.1
Other sales of electricity	145,395	137,993	5.4	1,651,036	1,587,227	4.0
Deferred and other revenues	(101,425)	(9,921)	—	—	—	—

	1,605,224	1,614,466	(0.6)	18,908,843	18,403,722	2.7
Sales for resale	59,584	43,236	37.8	861,399	689,316	25.0
Other operating revenue	38,330	38,678	(0.9)	—	—	—
SO2 Allowance Sales	120,522	—	—	—	—	—

	$1,823,660	$1,696,380	7.5	19,770,242	19,093,038	3.5

Average customers	640,525	622,821	2.8	—	—	—

Retail Output to Line				19,883,701	19,376,370	2.6

*	in thousands

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Therms*
Three Months Ended March 31,	2006	2005	Percent Change	2006	2005	Percent Change
By Customer Segment:
Residential	$62,264	$49,230	26.5	31,233	30,095	3.8
Commercial	56,075	51,822	8.2	109,570	115,444	(5.1)
Industrial	2,890	2,735	5.7	57,840	55,951	3.4
Off System Sales	49,303	27,023	82.4	57,259	43,140	32.7
Power generation	2,824	2,989	(5.5)	66,637	63,931	4.2
Other revenues	11,485	8,920	28.8	—	—	—

	$184,841	$142,719	29.5	322,539	308,561	4.5

By Sales Type:
System supply	$148,872	$109,668	35.7	109,720	100,194	9.5
Transportation	24,484	24,131	1.5	212,819	208,367	2.1
Other revenues	11,485	8,920	28.8	—	—	—

	$184,841	$142,719	29.5	322,539	308,561	4.5

Average customers	328,072	316,982	3.5	—	—	—

	Operating Revenues*			Therms*
Twelve Months Ended March 31,	2006	2005	Percent Change	2006	2005	Percent Change
By Customer Segment:
Residential	$151,932	$118,562	28.1	71,868	66,026	8.8
Commercial	178,086	154,475	15.3	374,416	373,673	0.2
Industrial	11,022	9,868	11.7	209,921	214,974	(2.4)
Off System Sales	198,937	115,769	71.8	200,711	195,176	2.8
Power generation	13,559	11,415	18.8	294,402	294,633	(0.1)
Other revenues	38,048	31,970	19.0	—	—	—

	$591,584	$442,059	33.8	1,151,318	1,144,482	0.6

By Sales Type:
System supply	$465,946	$327,433	42.3	346,621	342,609	1.2
Transportation	87,590	82,656	6.0	804,697	801,873	0.4
Other revenues	38,048	31,970	19.0	—	—	—

	$591,584	$442,059	33.8	1,151,318	1,144,482	0.6

Average customers	321,157	310,598	3.4	—	—	—

*	in thousands

Therm sales to residential customer increased 1.5 million therms in the quarter and therm sales to commercial customers decreased a corresponding amount due to the reclassification of certain customers to the residential class from commercial.